Exhibit 23.1

KPMG LLP

100 New Park Place

Suite 1400

Vaughan, Ontario

L4K 0J3

Telephone (905) 265-5900

Fax (905) 265-6390

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Tucows Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-12279, 333-37545, 333-61181, 333-30342, 333-74010, 333-106961, 333-140985, 333-169848, 333-207863) on Form S-8 and the Registration Statement (No. 333-125843) on Form S-1 of Tucows Inc., of our reports dated March 5, 2019, with respect to the consolidated balance sheets of Tucows Inc. as of December 31, 2018 and December 31, 2017, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Tucows Inc.

Our report dated March 5, 2019 on the consolidated financial statements of the Company refers to the change in the Company’s method for accounting for ASC Topic 606: Adoption of Revenue from Contracts with Customers.

Chartered Professional Accountants, Licensed Public Accountants

Vaughan, Canada
March 5, 2019